QuickLinks -- Click here to rapidly navigate through this document

Exhibit 99(a)(5)(F)

EISAI ANNOUNCES SATISFACTION OF CONDITIONS TO TENDER OFFER
FOR MGI PHARMA SHARES
96.1% MGI PHARMA Shares Tendered; Subsequent Offering Period Announced

Tokyo, Japan, January 23, 2008—Eisai Co., Ltd. (Tokyo, TSE 4523) ("Eisai"), a research-based human health care (hhc) company, today announced the satisfaction of all of the conditions to the offer by its indirect wholly-owned subsidiary, Jaguar Acquisition Corp. ("Jaguar"), to purchase all outstanding shares of the common stock of MGI PHARMA, INC. (NASDAQ: MOGN) ("MGI PHARMA"), including the associated preferred share purchase rights, for US$41.00 per share, without interest and subject to applicable withholding of taxes. As of 12:00 midnight (New York City time) on Tuesday, January 22, 2008, the expiration date of the offer, 78,363,716 MGI PHARMA shares have been tendered into the offer, including 18,933,563 MGI PHARMA shares tendered through notices of guaranteed delivery, together representing over 96.1% of the outstanding shares of MGI PHARMA. All shares validly tendered on or prior to January 22, 2008 (excluding shares tendered through notices of guaranteed delivery) have been accepted for payment, and Eisai expects to promptly pay for all such shares. Shares validly tendered in satisfaction of notices of guaranteed delivery will also be accepted for payment and promptly paid.

Eisai also announced that Jaguar has elected to provide a subsequent offering period of three business days, which commences today and will expire at 12:00 midnight (New York City time) on January 25, 2008. The purpose of the subsequent offering period is to enable holders of MGI PHARMA shares who have not yet tendered their shares prior to the expiration of the initial offer period to participate in the offer at any time before the expiration of the subsequent offering period and receive US$41.00 per MGI PHARMA share, without interest and subject to applicable withholding of taxes. During the subsequent offering period, all MGI PHARMA shares validly tendered will be immediately accepted for payment and the same price of US$41.00 per share, without interest and subject to applicable withholdings of taxes, offered during the initial offer period will be promptly paid. Procedures for tendering MGI PHARMA shares during the subsequent offering period are the same as during the initial offer period with two exceptions: (1) the guaranteed delivery procedures may not be used during the subsequent offering period and (2) no shares tendered during the subsequent offering period may be withdrawn.

Eisai expects to consummate the merger of Jaguar with MGI PHARMA promptly after the expiration of the subsequent offering period.

        Important Additional Information Has Been Filed with the Securities and Exchange Commission ("SEC")

This press release is neither an offer to purchase nor a solicitation of an offer to sell MGI PHARMA shares or any securities. INVESTORS AND SECURITY HOLDERS ARE URGED TO READ BOTH THE TENDER OFFER STATEMENT ON SCHEDULE TO AND THE SOLICITATION/RECOMMENDATION STATEMENT ON SCHEDULE 14D-9 REGARDING THE TENDER OFFER BECAUSE THEY CONTAIN IMPORTANT INFORMATION. The tender offer statement has been filed by Eisai Co., Ltd., Eisai Corporation of North America and Jaguar Acquisition Corp. with the SEC, and the solicitation/recommendation statement has been filed by MGI PHARMA, INC. with the SEC. Investors and security holders may obtain a free copy of these statements and other documents filed by Eisai Co., Ltd., Eisai Corporation of North America and Jaguar Acquisition Corp. or MGI PHARMA, INC. with the SEC at the website maintained by the SEC at www.sec.gov. The tender offer statement and related materials, solicitation/recommendation statement, and such other documents may be obtained for free by directing such requests to Georgeson Inc., the information agent for the tender offer, at 1-212-440-9800 for banks and brokers or 1-888-605-7543 for shareholders and all others.

About Eisai Co., Ltd.

        Eisai Co., Ltd. is a research-based human health care (hhc) company that discovers, develops and markets products throughout the world. Eisai focuses its efforts in three therapeutic areas: integrative neuroscience, including neurology and psychiatric medicines; gastrointestinal disorders; and integrative oncology, including oncotherapy and supportive-care treatments. Through a global network of research facilities, manufacturing sites and marketing affiliates, Eisai actively participates in all aspects of the worldwide healthcare system.

About Eisai Corporation of North America

        Eisai Corporation of North America is a wholly-owned subsidiary of Eisai Co., Ltd. and supports the activities of its operating companies in North America. These operating companies include: Eisai Research Institute of Boston, Inc., a discovery operation with strong organic chemistry capabilities; Morphotek, Inc., a biopharmaceutical company specializing in the development of therapeutic monoclonal antibodies; Eisai Medical Research Inc., a clinical development group; Eisai Inc., a commercial operation with manufacturing and marketing/sales functions; and Eisai Machinery U.S.A., which markets and maintains pharmaceutical manufacturing machinery.

Forward Looking Statement

        Certain statements contained in this press release constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements in this press release include statements regarding the expected timing of the completion of the transaction. Words such as "expects," "anticipates," "forecasts," and similar expressions are intended to identify such forward-looking statements. We will not undertake and specifically decline any obligation to update or correct any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

Inquiries:

In Japan	In the US
Investors:
Mr. Akira Fujiyoshi Vice President Corporate Communications & Investor Relations Phone: +81-3-3817-5120	Mr. Robert Feeney Director, Investor and Government Relations Eisai Corporation of North America 201-746-2069
Media: Ms. Judee Shuler Director, Corporate Planning & Communications Eisai Corporation of North America 201-746-2241
Sard Verbinnen & Co. Jim Barron/Susan Burns/Victoria Hofstad 212-687-8080

#######

QuickLinks

  Exhibit 99(a)(5)(F)
EISAI ANNOUNCES SATISFACTION OF CONDITIONS TO TENDER OFFER FOR MGI PHARMA SHARES 96.1% MGI PHARMA Shares Tendered; Subsequent Offering Period Announced